                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                       FORM 8-K


                                    CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):   JULY 23, 1996




                                    PCI SERVICES, INC.
                ------------------------------------------------------
                (Exact Name of Registrant as Specified in its Charter)




    DELAWARE                      0-19795               51-0336586
- ----------------------       ----------------         -------------
(State or Other Juris-       (Commission File         (IRS Employer
diction of Incorporation)         Number)             Identification No.)



        1403 FOULK RD.,
         SUITE 102
        WILMINGTON, DE                                   19803
    ---------------------                             ----------
    (Address of Principal                             (Zip Code)
     Executive Offices)




                     (302) 479-0281
         ----------------------------------------------------
         (Registrant's Telephone Number, Including Area Code)

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 ITEM 5.  OTHER EVENTS

    On July 24, 1996, PCI Services, Inc. ("PCI") announced that it had entered into a definitive agreement (the "Merger Agreement") with Cardinal Health, Inc. ("Cardinal") pursuant to which PCI will become a wholly-owned subsidiary of Cardinal in a stock-for-stock merger expected to be accounted for as a pooling-of-interests transaction for financial reporting purposes (the "Merger"). Under the terms of the Merger Agreement, stockholders of PCI will receive .336 shares of Cardinal Common Shares for each share of PCI Common Stock they own at the time the transaction is consummated (the "Exchange Ratio"), subject to adjustment under specified circumstances. In addition, options for PCI Common Stock will be converted into equivalent options for Cardinal Common Shares, based upon the Exchange Ratio. The Merger is expected to be completed in the fall, subject to approval by the stockholders of PCI and the receipt of requisite regulatory approvals. In connection with the transaction, PCI's largest shareholder, MEDIQ Incorporated ("MEDIQ"), granted Cardinal an option to purchase all of the PCI Common Stock owned by MEDIQ, which is equal to approximately 46% of PCI's outstanding shares, exercisable upon the occurrence of certain events, and entered into a Support/Voting Agreement with Cardinal. Additionally, the directors of PCI each entered into a Support/Voting Agreement with Cardinal.

    The foregoing description of the transactions involving PCI and Cardinal and the various agreements entered into in connection therewith, is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to this Form 8-K and incorporated herein by this reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits.

    2.1 Agreement and Plan of Merger, dated as of July 23, 1996, by and between Cardinal Health, Inc., Panther Merger Corp., PCI Services, Inc. and MEDIQ Incorporated is incorporated herein by reference to
         Exhibit 2.1 to the Schedule 13D filed by Cardinal Health, Inc. with respect to the securities of PCI Services, Inc. on July 30, 1996.

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                               SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                             PCI SERVICES, INC.



                             /s/Michael F. Sandler
                             --------------------------------
Date:  August 1, 1996        Michael F. Sandler
                             Vice President and Chief Financial Officer